Exhibit 10.7

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made as of the Effective Date, as defined below, by and between Beard Revive Inc (“Seller”) and Smart Repair Pro Inc (“Buyer”), collectively referred to as the (“Parties”). This Agreement is facilitated by Empire Flippers, LLC (“Broker”)

RECITALS:

WHEREAS, Seller is the owner and operator of an Amazon FBA business and related domain names commonly referred to as Whoobli which is listed for sale on Broker’s marketplace under Listing No. 49213 (the “Business”; and

WHEREAS, Seller desires to sell of all Seller’s Assets related to the Business and Buyer desires to purchase said Assets upon the terms and conditions of this Agreement:

NOW, THEREFORE, the Parties agree as follows:

(1)	Purchase of Assets. In consideration of the Purchase Price, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases from Seller right, title and interest in each of the following (collectively referred to as the “Assets”):

(a)	The Amazon FBA account associated with the Business, including all associated accounts, content, data, customer lists, databases, files, and artwork;

(b)	The www.whoobli.com domain name and its associated domain name registration;

(c)	All accounts, content, data, customer lists, databases, files, and artwork associated with the Business;

(d)	All trademark and trade names and related goodwill associated with the Business and all copyright rights pursuant to 17 U.S.C. § 106 associated with the Business;

(e)	All licenses for applications or plugins used in connection with the Business;

(f)	All prepaid expenses and subscriptions as of the Effective Date of this Agreement associated with the Business; and,

(g)	All inventory associated with the business including in order, in transport, housed at in a 3rd party warehouse or currently housed at Amazon Fulfillment Centers (“Inventory”).

Asset Purchase Agreement

(2)	Exemptions from Assets. The following are specifically exempted from the sale: Seller’s cash within its accounts.

(3)	No Assumption of Liabilities. This is an Asset Sale only. Buyer is not assuming, and shall not be deemed to have assumed, any liabilities or obligations of Seller of any kind or nature whatsoever (whether contractual, statutory or otherwise).

(4)	Purchase Price. Buyer agrees to pay and Seller agrees to accept $4,000,000 USD (“Purchase Price”) for the sale of Assets.

(a)	Inventory Payment: Buyer shall pay to Seller $~350,000 for Seller’s inventory (“Inventory Payment”). Buyer shall make the Inventory Payment direct to Broker. Broker is not entitled to a commission on the Inventory Payment. Broker shall release the Inventory Payment to Seller consistent with the terms of this Agreement. The Inventory Payment is subject to the reconciliation provisions of this Agreement below.

(5)	Payment of Purchase Price. Upon execution of this Agreement, if not already completed, Buyer shall deposit the Purchase Price with Broker. If any other payments are required to complete payment of the Purchase Price, Buyer shall make all payments when due direct to Broker. Broker shall distribute the Purchase Price, or if applicable, each portion of the Purchase Price, consistent with the terms of this Agreement.

(6)	Payment of Broker’s Commission. The Parties agree Broker is entitled to a commission of eight percent (8%) of the Purchase Price for a total of $320,000 USD (“Commission”) subject to the terms and conditions of this Agreement. The Parties agree payment of Broker’s Commission will be deducted from the Purchase Price.

(7)	Migration Process.

(a)	Subsequent to the Effective Date of this Agreement and Buyer paying the One-Time Payment to Broker, the process to transfer the Assets to the Buyer will begin (“Migration Process”). The Parties understand and agree that the Migration Process typically takes 2 to 8 weeks to complete, but could take substantially longer. The Parties acknowledge and agree that Broker cannot guarantee a specific timeframe to complete the Migration Process;

(b)	The Migration Process is complete when the Buyer or the Broker, in its sole discretion and in good faith, determines that a sufficient portion of the Assets have been transferred to Buyer such that Buyer can fairly assess the associated revenue during the Inspection Period (“Completed Migration”). It is possible that some portion of the Assets will continue to be transferred to Buyer after the Completed Migration.

(c)	Broker may cancel any Migration Period and sale if either the Seller or the Buyer has breached a term of this Agreement, including but not limited to representations regarding the Assets’ financial information, performance information, work required to operate the Assets, or other information important to the Asset, as determined in the Broker’s sole and absolute discretion. If Broker determines such a cancellation is required, Broker will cancel the sale, the Asset will be returned to Seller, and the Purchase Price will be returned to Buyer. The Parties agree to cooperate to complete these actions;

Asset Purchase Agreement

(d)	Either Party’s failure to complete the Migration Process after execution of this Agreement is a material breach of the Agreement; and,

(e)	The Parties agree to provide Broker all necessary information upon request to facilitate the Migration Process.

(8)	Inspection Period. Buyer shall have a period of fourteen (14) days from the Completed Migration to fully inspect the Assets (“Inspection Period”) upon the following terms and conditions:

(a)	During the Inspection Period, Buyer shall operate the Assets in a manner as close as possible to Seller’s operation and shall not make any material changes, including addition of new expenses, without Seller’s prior written consent.

(b)	Buyer may request termination of this Agreement if, consistent with this Agreement, the Buyer believes a Substantial Deviation exists;

(c)	A “Substantial Deviation” exists when the Inspection Period Revenue is less than fifty percent (50%) of the prorated Average Monthly Revenue. If the Inspection Period Revenue is fifty percent (50%) or more of the prorated Average Monthly Revenue, Buyer shall have no right to request to terminate this Agreement;

(d)	“Inspection Period Revenue” is defined as the Assets’ revenue during the Inspection Period;

(e)	“Average Monthly Revenue” is defined as the most current information regarding the Assets’ average monthly revenue made available on the Broker’s website;

(f)	To request termination of this Agreement based on a Substantial Deviation, Buyer must: 1) notify Broker in writing of the request to terminate this Agreement within the Inspection Period at support@empireflippers.com or the Zendesk ticket already being used; and 2) provide evidence of the Substantial Deviation and Post-Migration Monthly Net Revenue through verifiable screenshots and/or providing Broker access to the Assets’ raw financial data in a form acceptable to Broker;

(g)	If Buyer requests termination of this Agreement consistent with the provisions above, Broker will conduct an investigation into the matter. The Parties agree and understand this investigation could take 2 to 4 weeks to complete or longer depending on the circumstances (“Broker’s Investigation Period”). Broker may require additional information from the Parties to conduct its investigation and the Parties agree to comply with such requests. Broker retains the sole and absolute discretion to determine the presence or absence of a Substantial Deviation;

Asset Purchase Agreement

(h)	If Broker confirms the presence of a Substantial Deviation, Broker will cancel the sale, the Assets will be returned to Seller, and the Purchase Price will be returned to Buyer. The Parties agree to cooperate to complete these actions;

(i)	If Broker confirms the absence of a Substantial Deviation, the sale will continue and the Inspection Period will be deemed to have expired;

(j)	If Buyer fails to provide written notification of his request to terminate this Agreement within the Inspection Period, Buyer is deemed to have freely and voluntarily waived any and all contingencies in connection with the purchase of the Assets, including any discrepancies, fluctuations, or changes in the performance of the Assets and specifically its gross revenue, net revenue, expenses, traffic, and other metrics of performance, including any discrepancies, fluctuations, or changes in the performance of the Assets during the Migration Process and/or during the Inspection Period; and,

(k)	Buyer may waive the Inspection Period by notifying Broker of its intent to waive the Inspection Period and authorization to release the Purchase Price to Seller in writing.

(9)	Release of the Purchase Price.

(a)	Within a commercially reasonable time after expiration of the Inspection Period, Broker will release ninety-two percent (92%) of the Purchase Price to Seller and Broker will retain the remaining eight percent (8%) as a portion of its Commission.

(10)	Reconciliation of Inventory Payment and Amazon Accounts.

(a)	The Parties understand and agree that Buyer owns the Assets when all parties have signed this Agreement and Buyer has deposited the Purchase Price, or the required portion thereof, with Broker, unless otherwise provided. However, Parties understand and agree that revenue associated with the Assets may continue to accumulate in Seller’s Amazon account prior to Seller’s possession of the same (“Residual Amazon Revenue”).

(b)	The Parties understand and agree the Inventory Payment is based on an estimate of the value of the Inventory. However, fluctuations in the value and amount of Inventory may occur between up to the Effective Date of this Agreement which may cause the Inventory Payment to be inaccurate (“Inventory Discrepancies”).

(c)	The Parties agree that within sixty (60) days of the Completed Migration, the Parties shall reconcile any Residual Amazon Revenue issues and Inventory. Specifically, the Parties agree to pay or receive money to account for Amazon Residual Revenue or Inventory Discrepancies within this time-period.

Asset Purchase Agreement

(11)	Buyer Default.

(a)	The following shall be deemed an event of Buyer’s Default: 1) Buyer fails to timely complete the Purchase Price; 2) Buyer breaches a term of this Agreement; 3) if prior to completing the Purchase Price, Buyer or another person shall file a petition for relief for Buyer under the bankruptcy laws, or shall make an assignment for the benefit of creditors for Buyer, or if a receiver of any property of the Buyer be appointed in any action, suit or proceeding by or against Buyer, or if Buyer shall admit to any creditor or to Buyer that it is insolvent, or if the interest of Buyer in the Assets shall be sold under execution or other legal process.

(b)	Upon the occurrence of an event of Default, Seller shall have the right to terminate the Agreement and shall be entitled to full possession of the Assets. Seller may make its election to terminate known to Buyer by delivery of a notice of termination to Buyer and a notice to Broker to transfer any of the Assets to Seller, if Broker is in possession of any Assets. Such termination shall be immediately effective and Seller shall be entitled to forthwith commence an action in summary proceedings to recover possession of the Assets. Buyer agrees to fully comply and cooperate to transfer the Assets to Seller. Upon the occurrence of an event of Default, Buyer is not entitled to any refund of any portion of the Purchase Price. Further, the Parties agree Broker is not liable in any manner whatsoever for its transfer of any Assets to Seller consistent with this Agreement. Broker has no obligation to refund any portion of its Commission upon a Default.

(c)	Anything contained in this Agreement to the contrary notwithstanding, on the occurrence of an event of default, the Seller or Broker shall not exercise any right or remedy under any provision of this Agreement or applicable law unless and until: (a) the Seller or Broker has given written notice thereof to the Buyer, and (b) the Buyer has failed to cure the event of default within fifteen (15) days.

(12)	Seller Warranties. Seller warrants that:

(a)	Seller warrants and agrees that he or she is either above the age of majority in his or her nation, state, province, territory, or city, or the age of eighteen (18), whichever is greater. Seller warrants that he or she is of sound mind and has the capacity to contract.

(b)	Seller has the full power and legal authority to execute this Agreement. If Seller is making this representation on behalf of a business entity or third party, Seller warrants that he or she has actual authority to act as an agent of that business entity and third party and have the right and ability to agree to the terms of this Agreement on behalf of that third party or business entity.

(c)	Seller has clear and unencumbered title to the Asset and all related assets to be sold through the Broker’s Marketplace, including all intellectual property rights;

Asset Purchase Agreement

(d)	Seller has not placed the Asset to be sold subject to a mortgage, pledge, lien, or encumbrance, except for those taxes which shall be prorated as of the date of the Completed Migration;

(e)	Seller has truthfully and accurately provided details relating to the Asset to Broker including, but not limited to, details regarding revenue, profit, expenses, pageviews, work required per week, creation date, and use of a private blog network, if any;

(f)	There are no bankruptcy or reorganization proceedings currently filed against Seller that would impede its ability to complete this Agreement; and,

(g)	To the best of the Seller’s knowledge, there is no lawsuit or pending charge against the Asset.

(13)	Maintenance of the Assets.

(a)	Seller agrees to maintain the Asset, as it was leading up to sale, through the Completed Migration to the best of its ability. This includes, but is not limited to, maintaining third party links on its website and other websites and any marketing, advertising, or other referral source, if applicable. Seller shall take no active action to remove any third-party links;

(b)	Seller agrees to maintain accurate and up-to-date Asset records that it compiles throughout its normal course of business through the Completed Migration, and deliver any and all Asset records to Buyer prior to the Completed Migration; and,

(c)	Seller agrees not to take any actions in relation to the Asset outside of normal business practices throughout the Migration Process.

(14)	Buyer Warranties. Buyer warrants that:

(a)	Buyer has full power and legal authority to execute this Agreement;

(b)	Buyer has sufficient funds to complete the transaction at the Purchase Price;

(c)	There are no bankruptcy or reorganization proceedings currently filed against Buyer that would impede its ability to complete this Agreement;

(d)	None of Buyer’s actions in executing this Agreement will violate or have violated any laws or agreements;

(e)	Subject to the Inspection Period, Buyer has had the opportunity to fully inspect the Asset for sale and has conducted an acceptable amount of due diligence into the purchase and wishes to purchase the Asset at the Purchase Price; and,

(f)	Buyer is aware of the risks involved with purchasing the Asset;

Asset Purchase Agreement

(15)	No Contingencies. Except as otherwise provided by this Agreement, Buyer had the opportunity to fully inspect the Assets, is satisfied with its inspection, and desires to purchase the Assets. Buyer agrees to buy the Assets “as is.” Upon expiration of the Inspection Period, Buyer hereby waives any and all contingencies in connection with its purchase of the Assets, including any discrepancies, fluctuations, or changes in the performance of the Asset and specifically its gross revenue, net revenue, expenses, traffic, and other metrics of performance, including any discrepancies, fluctuations, or changes in the performance of the Asset during the Migration Process.

(16)	Remedies for Material Breach. The Parties, including the Broker, understand and agree that monetary damages would not be a sufficient remedy for any breach of this Agreement and that, in addition to monetary damages and all other rights and remedies available at law or according to the terms of this Agreement, the non-breaching Party, including the Broker, shall be entitled to equitable relief, including injunctive relief, specific performance and/or the granting of an immediate restraining order or preliminary injunction (without posting bond) enjoining any such breach or reasonably anticipated breach as a remedy. Such equitable remedies shall not be the exclusive remedies available to the Parties, including the Broker, for breach of this Agreement, but shall be in addition to all other remedies available at law, equity or according to the terms of this Agreement. At all times, Broker retains complete discretion to cancel any sale and/or Migration Process.

(17)	Non-Compete Agreement. Seller is permitted to sell in the toy niche but agrees not to create or operate an Asset that would directly compete with Buyer for at least three years.

(18)	Broker Disclaimer. Except as otherwise provided by this Agreement, all sales are final and there are no refunds. Earnings and traffic may decline due to Google updates, increased competition, mismanagement by the Buyer, or other factors. The Parties agree that Broker makes no guarantees or warranties, written or implied, of the future performance of the Assets. Buyer specifically agrees and acknowledges that it assumes all risk in this purchase.

(19)	Indemnification.

(a)	Buyer agrees to indemnify Seller from all liabilities arising out of Buyer’s operation of the Assets after the Completed Migration;

(b)	Seller agrees to indemnify Buyer from all liabilities arising out of Seller’s operation of the Asset prior to the Completed Migration; and,

(c)	The Parties agree to indemnify Broker from and against any and all claims, demands, judgments, liabilities, costs, and fees, including attorney’s fees, arising out of or related to this Agreement, including but not limited to the Buyer or Seller’s breach of any provision of this Agreement. The Parties’ obligation o defend Broker will not provide the Parties with the ability or right to control Broker’s defense, and Broker reserves the right to control its defense, including, but not limited to, the choice to litigate or settle and the choice of counsel.

Asset Purchase Agreement

(20)	Limitation of Liability

THE PARTIES AGREE THAT THE BROKER’S SERVICES ARE PROVIDED ON AN AS-IS BASIS AND WITHOUT WARRANTY OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF QUALITY, ACCURACY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SECURITY, NON-INFRINGEMENT, AND TITLE. THE PARTIES AGREE THAT BROKER WILL NOT BE HELD RESPONSIBLE OR LIABLE FOR ANY CLAIMS, DAMAGES, JUDGMENTS, CHARGES, OR FEES ARISING OUT OF OR RELATED TO THE PARTIES’ USE OF THE BROKER’S SERVICES, INCLUDING BUT NOT LIMITED TO, COMPENSATORY DAMAGES, CONSEQUENTIAL DAMAGES, SPECIAL DAMAGES, INCIDENTAL DAMAGES, PUNITIVE DAMAGES, EXEMPLARY DAMAGES, COSTS AND ATTORNEYS’ FEES, DAMAGES ARISING OUT OF THE UNAVAILABILITY OF THE EMPIRE FLIPPERS’ WEBSITE OR SERVICES OR OTHER DOWNTIME. YOU ACKNOWLEDGE THAT YOUR USE OF THE SERVICE IS AT YOUR SOLE RISK AND THAT BROKER’S LIABILITY IS LIMITED $1000.

(21)	Notices. If any notification is required under this Agreement or by law, such notification shall be deemed reasonable and properly given as detailed below:

(a)	Seller, notice effective the same day if delivered by email to estore20021@gmail.com;

(b)	Buyer, notice effective the same day if delivered by email to victor@smartrepairpro.com;

(c)	Broker, notice effective the same day if delivered by email to alex@empireflippers.com;

or at such other address as shall be given in writing by one party to the others.

(22)	General Provisions.

(a)	Fair Market Value. The Parties each acknowledge the Purchase Price represents fair market value.

(b)	Costs. The Parties agree to pay their own costs and expenses incurred with respect to this Agreement.

(c)	Valid and Binding Agreement. This Agreement represents a binding legal obligation and is enforceable in accordance with its terms and is binding and shall inure to the benefit of each Parties’ respective heirs, legal representatives, successors, and assigns.

(d)	Confidentiality. The Parties agree to maintain complete confidentiality regarding this Agreement.

Asset Purchase Agreement

(e)	Waivers. A waiver by either Party to any provision of this Agreement does not constitute a waiver of any other provision of this Agreement.

(f)	Notices. Any notice required under this Agreement shall be in writing and shall be deemed properly given when emailed and sent by certified mail, return receipt requested, to the contact information contained in this Agreement.

(g)	Successors or Assigns. The parties agree that this Agreement shall be binding on their respective successors and assigns, and that the term “Seller” and the terms “Purchaser or Buyer” as used herein shall be deemed to include, for all purposes, the respective designees, successors, assigns, heirs, executors and administrators. Notwithstanding the foregoing, this Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.

(h)	No Third-Party Beneficiaries. Except as otherwise provided, nothing in this Agreement will provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy, or right of any kind. This Agreement is not a third-party beneficiary contract.

(i)	Invalidity of Particular Provisions. The unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein or this Agreement itself invalid.

(j)	Sections and Headings. The sections and headings in this Agreement are for organization and clarification purposes only and should not be interpreted as part of this Agreement.

(k)	Choice of Laws and Venue. You agree that any and all claims arising out of or related to this Agreement, including its validity, interpretation, breach, violation, or termination, shall be brought in the exclusive forum of the state or federal courts located in Kalamazoo County, Michigan and pursuant to Michigan law. The Parties expressly consent to personal and subject matter jurisdiction in this forum. The prevailing party is entitled to payment of its costs, expenses, and attorney fees by the non-prevailing party for actions, disputes, or litigation arising out of or related to this Agreement. This Agreement is deemed to have been negotiated, executed, and performed exclusively within Kalamazoo County, Michigan. YOU UNDERSTAND AND AGREE THAT ALL DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT BROUGHT AGAINST BROKER MUST BE BROUGHT WITHIN ONE (1) YEAR OF THE DATE ON WHICH THE DISPUTE AROSE.

(l)	Entire Agreement. This Agreement is the entire agreement between the Parties. This Agreement supersedes any prior written or oral agreement between the Parties.

Asset Purchase Agreement

(m)	Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

(n)	Amendments. This Agreement may be amended in writing if both Parties sign and date in writing.

(o)	Effective Date. The Effective Date of this Agreement is the date it is signed by Buyer, Seller, and Broker, whichever is later, but all are required.

(23)	Understanding and Agreement. The Parties had sufficient time and ability to be represented by legal counsel in connection with signing this Agreement, have read and understand the Agreement, and are signing this Agreement out of their own free will and volition.

IN WITNESS WHEREOF, the Buyer and the Seller have each executed and delivered this Agreement as of the Effective Date below.

BUYER - Smart Repair Pro Inc		SELLER - Beard Revive In

/s/ Victor Hakmon		/s/ Nickolaos Michaelides
BY:	Victor Hakmon	BY:	Nickolaos Michaelides
Date:	_____________________	Date:	_____________________

BROKER EMPIRE FLIPPERS, LLC

/s/ Alex Champagne
BY:	Alex Champagne
Date:	_____________________

Asset Purchase Agreement